UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

SAN JUAN BASIN ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

Southwest Bank
Robert Lansford
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Southwest Bank and Robert Lansford (collectively, the “Southwest Bank Participants”) have made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying WHITE proxy card in connection with the solicitation of proxies for a special meeting of the unitholders of San Juan Basin Royalty Trust.

On November 15, 2016, the Southwest Bank Participants distributed the following letter to unitholders of San Juan Basin Royalty Trust.

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November 15, 2016

CALL TO ACTION TO SAN JUAN BASIN ROYALTY TRUST UNIT HOLDERS!!

We are gratified that many of you who have material investments in San Juan Basin Royalty Trust (the “Trust”) have endorsed the proposals of Southwest Bank to remove Compass Bank as trustee and appoint Southwest Bank as successor trustee. Our proposals have also received support from industry experts who have in-depth knowledge of royalty trusts including the Trust and the issues at stake. In particular, we have received the following statement of support from Jon Brumley, veteran of the oil and gas industry and creator of several royalty trusts including the Trust:

“As a unitholder familiar with the San Juan Basin Royalty Trust, I support Southwest Bank as trustee for the Trust.  I believe Southwest Bank is doing a good job on the royalty trusts they currently administer.”

But even with the support to date, these important initiatives could fail because many unit holders may fail to vote at all, and those units which are not voted count as votes against these important proposals. The November 21, 2016 special meeting is rapidly approaching. We urge you to take a few moments to cast just one more important ballot this November and submit your WHITE proxy card to support our proposals and protect your investment.

•	Compass Bank Downplays the Trustee Role. Compass Bank states that the trustee has only a limited role. Downplaying the trustee role is key to Compass Bank’s strategy because it betrays the fact that Compass wants to take the Trust out of a proactive administration, put it on a shelf and let it run itself. The proactive approach taken by Ms. Anderson since remedies were won in the settlement of operator litigation in 1996 have netted the Trust over $42 million in royalty income. We maintain that this proactive approach is critical to the unit holders.
•	Real Cost-Savings Strategy. Southwest Bank’s cost-savings proposals are not “hypothetical” or “immaterial.” Adding the Trust to Southwest Bank’s portfolio of seven other royalty trusts will absolutely result in economies of scale and LOWER administrative costs. Areas for cost savings include: efficiency of SOX compliance maintenance program and management review and audit; reduced audit costs relating to the entity-level controls, IT, and shared vendor reviews; legal cost efficiencies due to shared tax advice on and drafting of disclosures pertaining to all of the royalty trusts in our portfolio; larger quantities of materials to encourage competitive bids from printers and other third-parties; shared compliance audit costs, especially between trusts where the operator is the same; and decreased investor relations expenses resulting from coverage of multiple trusts.

CHOOSE SOUTHWEST BANK—VOTE THE WHITE PROXY CARD TODAY!

Every vote and every unit is important. Remember, any failure to vote at all is a vote against the proposals to put the administration of the Trust back into the leadership of those who know the history of the Trust with the experience and resources to run it. Please return your WHITE proxy card for the special meeting. If you need another one, call us and we’ll get it to you. If you’ve sent in a blue card supporting Compass Bank, it’s not too late to change your vote by sending in the WHITE proxy card TODAY. You can also vote by telephone or through the Internet if you prefer by following the enclosed instructions. If you have any questions, or need assistance with your vote, please contact our proxy solicitor, Okapi Partners, at (212) 297-0720 or toll-free at (877) 279-2311 or by email at info@okapipartners.com. Thank you in advance for your support!

Vernon Bryant	Robert Lansford
Chairman and Chief Executive Officer	San Juan Basin Royalty Trust Unitholder
Southwest Bank